Calculation of Filing Fee Tables
S-8
Zenas BioPharma, Inc.
Table 1: Newly Registered Securities
	Security Type	Security Class Title	Fee Calculation Rule	Amount Registered	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee
1	Equity	Zenas BioPharma, Inc. 2026 Inducement Plan, as amended Common Stock, par value $0.0001 per share	Other	600,000	$ 32.81	$ 19,686,000.00	0.0001381	$ 2,718.64
Total Offering Amounts:						$ 19,686,000.00		$ 2,718.64
Total Fee Offsets:								$ 0.00
Net Fee Due:								$ 2,718.64
Offering Note
[1]	1(a) Pursuant to Rule 416(a) promulgated under the Securities Act, this Registration Statement also covers such additional shares of the Registrant's Common Stock as may be issued to prevent dilution from stock splits, stock dividends and similar transactions. 1(b) Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(c) and 457(h) under the Securities Act. The proposed maximum offering price per share and the proposed maximum aggregate offering price are based upon the average of the high and low sale price of the Registrant's Common Stock, as reported by the Nasdaq Global Select Market on September 9, 2026, which were $33.53 and $32.08, respectively.

Table 2: Fee Offset Claims and Sources	☑Not Applicable
	Registrant or Filer Name	Form or Filing Type	File Number	Initial Filing Date	Filing Date	Fee Offset Claimed	Security Type Associated with Fee Offset Claimed	Security Title Associated with Fee Offset Claimed	Unsold Securities Associated with Fee Offset Claimed	Unsold Aggregate Offering Amount Associated with Fee Offset Claimed	Fee Paid with Fee Offset Source
Rule 457(p)
Fee Offset Claims
Fee Offset Sources